Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this "**Agreement**") is entered into as of this 11th day of July ~~day of June,~~ 2017, by and between IBERIABANK (the "**Bank**") and Fernando Perez-Hickman (the "**Employee**"), but is effective as of the Closing Date (as defined below).

WHEREAS, the Bank has entered into that certain Stock Purchase Agreement with Banco De Sabadell, S.A. ("**Sabadell**") and Sabadell United Bank, N.A. ("**Sabadell United**"), dated February 28, 2017 (the "**Purchase Agreement**"), pursuant to which the Bank has agreed to purchase all of the shares of common stock of Sabadell United (the "**Transaction**"); and

WHEREAS, the Bank desires to employ the Employee as of, and contingent upon the consummation of the Transaction (the "**Closing**") on the terms and conditions set forth herein and the Employee is willing to accept such employment with the Bank.

NOW, THEREFORE, it is AGREED as follows:

Employment.

(a) Position. Commencing as of the Closing Date and conditioned on the effectiveness of the Closing, the Employee shall be employed during the Employment Term by the Bank as Vice Chairman. The Employee shall render such administrative and management services for the Bank as are currently rendered for Sabadell United and as are customarily performed by persons situated in a similar executive capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. Employee's other duties shall be such as the Bank may from time to time reasonably direct, including normal duties as a Vice Chairman of the Bank.

(b) Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the Bank may establish from time to time. The Bank will provide the Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties

Annual Cash Compensation.

(c) Base Salary. During the Employment Term, the Bank agrees to pay the Employee an annual salary of $650,000, less standard payroll deductions, payable ratably in cash with the Bank's regular payroll payments (the "**Base Salary**").

(d) Annual Bonus. With respect to each calendar year during the Employment Term beginning with 2017, the Employee shall be eligible to earn an annual cash bonus award (an "**Annual Bonus**") with a target amount equal to seventy-five percent (75%) of the Employee's Base Salary (the "**Target Bonus**"), based upon the achievement of performance goals and other terms and conditions as determined by the board of directors

of the Bank (the "**Board**"); provided, however, the Annual Bonus, in respect of each of fiscal years 2017 and 2018 shall in no event be less than $500,000. The Annual Bonus, if any, shall be paid in accordance with the terms and conditions of the applicable short term written bonus plan in which the Employee participates, as in effect during the Employment Term, or if none exists, within two and a half months after the end of the fiscal year in respect of which it is earned, provided that the Employee remains employed through and including the applicable payment date, except as otherwise provided in this Agreement.

Sign-On Compensation; CIC Benefit.

(e) Retention Bonus. The Employee shall be eligible to receive a retention bonus equal to an aggregate of $1,250,000 (the "**Retention Bonus**"), payable as follows: The first payment of $750,000 shall be due and payable on the first payroll processing date following the Closing Date (the "**Initial Retention Bonus Payment**"), the second payment of $250,000 shall be due and payable on the one-year anniversary of the first payment if the Employee is employed by the Bank on that date, and the third payment of $250,000 shall be due and payable on the second anniversary of the first payment if the Employee is employed by the Bank on that date, except as otherwise provided in this Agreement. In the event the Employee's employment is terminated as a result of the Employee's resignation without Good Reason, prior to the first anniversary of the Closing Date, and, following Employee's resignation without Good Reason prior to the first anniversary of the Closing Date, Employee accepts employment with, or engagement as a consultant for, Sabadell, the Employee shall forfeit any right to the remaining portion of the Retention Bonus and the Employee shall be required to repay the Forfeiture Amount in accordance with the table below:

Termination Date	Forfeiture Amount
Prior to the 6 month anniversary of the Closing Date	$750,000
After the 6 month anniversary of the Closing Date but prior to the 7 month anniversary of the Closing Date	$500,000
After the 7 month anniversary of the Closing Date but prior to the 8 month anniversary of the Closing Date	$400,000

After the 8 month anniversary of the Closing Date but prior to the 9 month anniversary of the Closing Date	$300,000
After the 9 month anniversary of the Closing Date but prior to the 10 month anniversary of the Closing Date	$200,000
After the 10 month anniversary of the Closing Date but prior to the 11 month anniversary of the Closing Date	$100,000
Following the 11 month anniversary of the Closing Date	$0

The Employee shall be required to repay the applicable Forfeiture Amount to the Bank within thirty (30) days of the Employee's termination of employment.

(b) Restricted Shares. As soon as practicable following the Closing Date, subject to the Employee's continued employment on such grant date, the Employee shall be granted 40,000 restricted shares of the Bank's common stock under the Bank's Stock Incentive Plan (such award, the "**Sign-on Award**"), which shall vest in equal annual tranches on the first three anniversaries of the Closing (rounding down to the nearest whole share) and shall have such other terms and conditions as set forth in the Bank's customary form of award agreement (such definitive documentation governing the terms and conditions of the Employee's equity, the "**Equity Documents**").

(c) CIC Compensation. Reference is made to the Employment Agreement by and between the Employee, Transatlantic the Bank, Transatlantic Holding Corp. and Sabadell, dated July 1, 2007 (the "**Sabadell Employment Agreement**"). The parties agree that the Transaction constitutes a "**Change of Control**" pursuant to the Sabadell Employment Agreement, the occurrence of which is a "**Good Reason**" event, entitling the Employee to receive an aggregate amount equal to $3,600,000 (the "**Severance Payment**") if he resigns following the Closing. The parties agree that in lieu of and in full satisfaction of the Employee's right to receive the Severance Payment if he resigns following the Closing, as soon as practicable following the Closing, the Bank shall deposit an amount equal to the Severance Payment under the Bank's Executive Nonqualified Excess Plan (the "**Plan**") into a Deferred Compensation Account (as defined in the Plan) created for the Employee as Employer Credits (the "**Severance Contribution**"). The terms and conditions of the Severance Contribution shall be governed by the Plan; provided, however, that notwithstanding anything in the Plan to the contrary, the Severance

Contribution shall be fully vested at the time of the contribution. The Employee acknowledges and agrees that the Severance Contribution is in full discharge of any and all liabilities and obligations of the Bank and Sabadell United to the Employee pursuant to the Sabadell Employment Agreement.

Participation in the Bank Plans; Benefits; Expenses.

(d) The Bank Plans. During the Employment Term, the Employee shall be eligible to participate in plans that the Bank maintains for the benefit of its senior management employees including long-term incentive, deferred compensation and retirement benefits, and medical insurance as each may be amended from time to time. With respect to health and welfare insurance benefits, the Bank shall pay the full cost of the Employee's and his eligible covered dependents premium and all out-of-pocket co-payment, deductible, and co-insurance expenses, provided they comply and obtain services in accordance with the medical plan's terms and up to $20,000 per calendar year for the use of out-of-network providers. The out-of-network limit does not apply to emergency situations in which the only reasonably immediate medical services available are those provided by out-of-network providers.

(e) Long-Term Incentive Compensation Plans. During the Employment Term, subject to the Employee's continued employment on such grant date, the Employee shall be granted additional long-term incentive awards under the Bank's Stock Incentive Plan with an aggregate value equal to 120% of the Employee's Base Salary, on such terms and conditions as set forth in the Equity Documents, with the initial award to be made as soon as practicable following the Closing Date.

(f) Employee Benefits; Expense Reimbursement.

(i) Employee Benefits. During the Employment Term, the Employee shall be eligible to participate in the fringe benefits, as may be amended from time to time, which are or may become available to the Bank's employees commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. In addition, during the Employment Term, the Bank shall pay the Employee $35,000 annually to cover automobile expenses and/or to establish or maintain membership in any club or organization (business, social or otherwise) to which the Employee is a member as of the date of this Agreement.

(ii) Expense Reimbursement. The Bank shall reimburse the Employee for all reasonable out-of-pocket business expenses which he shall incur in connection with his services for the Bank, upon substantiation of such expenses in accordance with the policies of the Bank.

Term. Contingent upon the Closing, the Bank hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Bank, under this Agreement, for the period

commencing on the date of Closing (the "**Closing Date**") and ending 36 months thereafter (or such earlier date as is determined in accordance with Section 7 hereof) (the period while the Employee is employed hereunder, "**Employment Term**"). During the six-month period immediately preceding the scheduled expiration date for the Employment Term, the Employee may elect, by writing to the Bank, to extend the Employment Term for an additional 24 months. As a condition to such extension, the Employee shall be required to agree that the Restrictive Covenants shall extend for a period of 60 months following the Closing Date (instead of 36 months). If the Employee so extends the Employment Term, as soon as practicable following the Closing Date, subject to the Employee's continued employment on such grant date, the Employee shall be granted 20,000 restricted shares of the Bank's common stock under the Bank's Stock Incentive Plan (such award, the "**Renewal Award**"), which shall vest in equal annual tranches on the fourth and fifth anniversaries of the Closing (rounding down to the nearest whole share) and shall have such other terms and conditions as set forth in the Equity Document. Should the Bank and Employee agree to further extend the Employment Term beyond the initial 24 month extension, the Employee shall not be eligible to receive an additional Renewal Award. Should the Purchase Agreement be terminated prior to the Closing, this Agreement shall not become effective and shall be null and *void ab initio*.

Confidentiality, Loyalty and Restrictive Covenants.

(g) The Bank's Business. The Bank is engaged in the business of offering comprehensive financial products including retail, commercial, private banking, mortgage, treasury management, online banking and investment services. The Bank's business also includes the development and maintenance of business relationships and accounts with various persons and/or entities with whom the Bank conducts business, including customers, consumers, borrowers, vendors, suppliers, contractors, or otherwise, are hereinafter collectively referred to as the Bank's "**clients**."

(h) Duty of Loyalty/No Conflict of Interest. The Employee hereby acknowledges that he owes a duty of loyalty to the Bank and agrees to fulfill that duty as a material condition of his employment. The Employee agrees to devote substantially all of his professional and business time and attention as required for his position to the business of the Bank, to use his best efforts to advance the interests, business, and welfare of the Bank, and to render his services under this Agreement with full diligence, loyalty and competence. The Employee also agrees not to engage in any other employment or business activities during his employment by the Bank that compete with the business of the Bank or interfere with the ability of the Employee to perform the services and discharge the responsibilities required of him under this Agreement. The Employee agrees to act in the course of the Employee's duties solely in the best interest of the Bank, and to refrain from taking part in any transaction in which the Employee does not believe in good faith that he can fulfill his duty of loyalty and fiduciary responsibility to the Bank.

(i) Confidential Information. The Employee understands that, during the course of the Employee's employment relationship with the Bank, the Employee will be provided with access to existing and new valuable information relating to the business and clients of the Bank that is nonpublic, confidential, proprietary, and/or a trade secret and would be particularly valuable to the Bank's competitors. The Employee also understands that the Bank desires, and makes reasonable efforts to safeguard, the confidentiality of all such information, which includes, but is not limited to, any information, knowledge, or data of any nature and in any form (including information that is electronically, digitally, and/or physically transmitted or stored) relating to the Bank's business and clients, and its related services and products, including but not limited to business plans and strategies; business acquisitions, mergers, and sales; business processes; research and development; training and other operational methods and techniques; quality assurance procedures and standards; manuals, policies, and procedures; business records and files; business proposals, drawings, charts, and graphs; client lists; client information; client source lists; purchasing methods; pricing; distribution and selling plans and activities; consultants' reports; product information; marketing and other technical data and studies; employment and other personnel data; financial plans and strategies; financial reports and analyses; profits and losses; budgets; projections; cost analyses; price lists; formulae and analyses; proprietary computer software and data; and internal correspondence, notes, and memoranda relating to any of the foregoing (all hereinafter "**Confidential Information**").

(j) Use and Non-Disclosure of Confidential Information.

(i) The Employee agrees that, during and after the end of the Employee's employment relationship with the Bank, the Employee will not use, communicate, divulge, or make available to any person or entity (other than the Bank, its clients, or other persons or entities expressly authorized by the Bank to receive such information) any Confidential Information, except upon the prior written authorization of the Bank or as may be required by law or valid legal process. The Employee further agrees that upon the end of the Employee's employment relationship with the Bank, the Employee will deliver promptly to the Bank any such Confidential Information in the Employee's possession, including any duplicates or excerpts thereof and any notes, summaries, memoranda, data, or other records the Employee has obtained, collected or prepared with respect thereto. If the provisions of any applicable law or the order of any court, governmental agency, or tribunal would require the Employee to disclose or otherwise make available any such Confidential Information, the Employee shall provide the Bank with advance written notice of at least ten business days, or if such notice is not possible the Employee shall provide as much advance written notice possible under the circumstances, of any such required disclosure and a reasonable opportunity to contest such disclosure or apply for a protective order or similar relief with respect to the Confidential Information through the appropriate proceedings.

(ii) Upon termination of the Employee's employment for any reason and at any time, the Employee will immediately return to the Bank all Confidential Information, and all business property of the Bank, which shall include but is not limited to all products, equipment, hardware, literature, keys, access cards, computers and related equipment, cell phones, communications devices, personal data assistants, and other property of the Bank.

(iii) Nothing in this Agreement shall prohibit or impede the Employee from communicating, cooperating or filing a complaint with any U.S. Federal, state or local governmental or law enforcement branch, agency or entity (collectively, a "**Governmental Entity**") with respect to possible violations of any U.S. Federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. The Employee does not need to give prior notice to (or get prior authorization from) the Bank regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance will the Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Bank without prior written consent of the Bank's General Counsel or other officer designated by the Bank.

(k) Restrictive Covenants.

(i) The Territory. Employee acknowledges that Sabadell United has branches throughout Florida, and that the Bank has branches and business interests in Florida. Accordingly, the "**Territory**" as used in this Agreement, shall consist of any and all counties in the State of Florida including, but not limited to, counties where Sabadell United has branches and business interests as of the effective date of this Agreement.

(ii) Non-Competition. Except as provided in Section 7 below, during the 36-month period beginning on the Closing Date, the Employee shall not, in the Territory, directly or indirectly, whether as an employee, consultant, independent contractor, agent, officer, director, owner, partner, operator, shareholder of 1% or more of stock, or in any other capacity engage in any business that directly or indirectly competes with or is

similar to the business of the Bank. For avoidance of doubt, upon termination of the Employee's employment for any reason and at any time, the Employee shall not be restricted from being employed by Sabadell outside of the United States of America.

(iii) Non-Solicitation. Except as provided in Section 7 below, during the 36-month period beginning on the Closing Date, the Employee shall not, in the Territory: (1) directly or indirectly solicit, request, seek, obtain, induce, take away or divert any customer's business for the benefit of the Employee or any person or entity other than the Bank, the business of any person or entity that is a client of the Bank during that 36-month period, or (2) directly or indirectly solicit, request, influence, induce, or otherwise encourage any client of the Bank as described herein to restrict, limit, or cease doing business with the Bank.

(iv) Non-Recruitment. Except as provided in Section 7 below, during the 36-month period beginning on the Closing date, the Employee shall not, in the Territory, solicit, recruit, hire, or cause to be solicited, recruited, or hired, whether for the Employee's own benefit or for the benefit of any entity or person other than the Bank, any employee, temporary worker, or independent contractor of the Bank. The Employee also shall not solicit, request, influence, induce, or otherwise encourage any employee, temporary worker, or independent contractor of the Bank to cease employment or any contractual or other working relationship with the Bank or to become employed by any entity or person other than the Bank.

(v) Prohibited Conduct. Except as provided in Section 7 below, during the 36-month period beginning on the Closing Date, the Employee shall not directly or indirectly enable, solicit, request, influence, induce, encourage, or cause any other person or entity to engage in any conduct prohibited by Sections 6(e)(ii) – (v) of this Agreement (the obligations set forth in Sections 6(e)(ii) – (v) hereof, the "**Restrictive Covenants**").

(l) Breach and Remedies.

(i) The Employee acknowledges that the Bank's willingness to provide the consideration for this Agreement is based in material part on the Employee's agreement to the Restrictive Covenants. The Employee also acknowledges that the Bank has provided good and valuable consideration for the obligations undertaken by the Employee herein, including but not limited to: (1) his employment under this Agreement; (2) monetary compensation, including but not limited to the Retention Bonus, the stock grant and the Annual Bonus described in this Agreement; (3) training in various facets of the Bank's business; (4) development of contacts and relationships with the Bank's clients, recruits, employees, and other persons and entities in the course of the Bank's business; and/or (5) access to the Bank's Confidential Information. The Employee further acknowledges that the obligations enumerated herein are undertaken freely, voluntarily, and with full knowledge and appreciation of their consequences.

(ii) The Employee acknowledges that a breach of any of the Employee's obligations would cause immediate and irreparable harm to the Bank for which an adequate monetary remedy does not exist. The Employee agrees that, in the event of any such breach, the Bank shall be entitled to temporary, preliminary, and/or permanent injunctive relief restraining the Employee from such breach, and/or compelling or ordering the Employee's compliance with this Agreement, without the necessity of proof of actual damage or the posting of any security or bond, except as required by any non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedy at law or in equity to which the Bank may be entitled in the event of a breach by the Employee, including without limitation the recovery of damages, penalties, attorneys' fees, lost profits, costs, and expenses incurred by the Bank as a result.

Termination; Resignation, Death or Disability.

(m) Termination.

(i) If the Bank terminates the Employee's employment for Just Cause, the Employee shall be bound by the Restrictive Covenants described in Section 6 (except as specifically provided in Section 6(e)(ii) with respect to Sabadell) for a period of 24 months from the Closing Date (or, if the Employment Term has been extended by the Employee pursuant to Section 5, 24 months from the date such extension commences). In exchange, if the Bank terminates the Employee's employment for Just Cause prior to the second anniversary of the Closing Date, the Employee shall be entitled to receive the Retention Bonus on the payment schedule described in Section 3(a) above (even if the Employee is no longer employed by the Bank), and he shall receive the Annual Bonus on the payment schedule set out in Section 2(b) above, but only if the Annual Bonus is due and payable as of the termination date. In case of termination pursuant to this subsection (a)(i), the Employee shall forfeit any shares of restricted stock under the Sign-on Award and the Renewal Award which have not vested and the unvested long-term incentive awards described in Section 4(b) as of the date of termination.

(ii) If the Bank terminates Employee's employment without Just Cause, the Employee shall be bound by the Restrictive Covenants described in Section 6 (except as specifically provided in Section 6(e)(ii) with respect to Sabadell) for a period of 12 months from the date of such termination of employment, as long as this period does not extend beyond the date that is 36 months after Closing (or, if the Renewal Award has been made, the date that is 60 months after the Closing). In exchange, the Employee shall be entitled to receive the Retention Bonus and the Annual Bonus on the payment schedule described in Sections 3(a) and 2(b) above (even if the Employee is no longer employed by the Bank). The Employee shall also be entitled to receive his Base Salary for 24 months from such date of termination, paid bi-weekly on the Bank's regular payroll processing dates. In case of termination without Just Cause, the Employee's unvested shares of restricted stock under the Sign-on Award under Section 3(b) and the

Renewal Award (if made) under Section 5 and the unvested long-term incentive awards described in Section 4(b) granted during the Employment Term shall immediately vest (without proration for any partially completed performance periods, and with any performance criteria deemed satisfied at target levels).

(iii) **"Just Cause"** for purposes of this Section 7(a) shall mean the Employee (1) breaches a material obligation hereunder, under the Equity Documents or any other agreement there may exist among the Employee and the Bank or any of its affiliates, and such breach remains uncured for a period of 45 days following the Employee's receipt of written notice describing the breach in reasonable detail, (2) is convicted of, or enters a plea of guilty or *nolo contendere* to, a felony (exclusive of any felony relating to operation of a motor vehicle and not including a conviction, plea of guilty or *nolo contendere* arising solely under a statutory provision imposing criminal liability upon the Employee on a per se basis due to the offices held by the Employee, as long as any act or omission of the Employee with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Bank or any of its affiliates); (3) willfully fails in any material respect to perform or adhere to explicitly stated duties or lawful directives of the Bank that are consistent with the terms of this Agreement which, in any case, continue and remain unperformed for 45 days after the Employee's receipt of written notice to the Employee describing the nonperformance in reasonable detail; (4) is convicted of fraud or theft, or (5) in connection with the Employee's employment willfully violates any material law or significant written policy of the Bank or its affiliates which directly results in a material adverse effect (defined as any material negative impact on financial condition, business or results or operation taken as a whole) on any of the companies for which the Employee is responsible for the direction of the day-to-day management, and that remains uncured for a period of 45 days following the Employee's receipt of written notice describing such violation in reasonable detail.

(n) Resignation.

(i) If the Employee voluntarily resigns his employment with Good Reason, the Employee shall be bound by the Restrictive Covenants described in Section 6 (except as specifically provided in Section 6(e)(ii) with respect to Sabadell) for a period of 12 months from the date of such termination of employment, as long as this period does not extend beyond the date that is 36 months after Closing (or, if the Renewal Award has been made, the date that is 60 months after the Closing). In exchange, the Employee shall be entitled to receive the Retention Bonus and Annual Bonus on the payment schedule set out in Sections 3(a) and 2(b) (even if the Employee is no longer employed by the Bank) and all of the Employee's unvested shares of restricted stock under the Sign-on Award and the Renewal Award (if made) shall immediately vest. The Employee shall also be entitled to receive his Base Salary for 24 months from such date of termination, paid bi-weekly on the Bank's regular payroll processing dates. In case of a resignation with Good Reason, the Employee's unvested shares of restricted stock under

the Sign-on Award under Section 3(b) and the Renewal Award (if made) under Section 5 and the unvested long-term incentive awards described in Section 4(b) granted during the Employment Term shall immediately vest (without proration for any partially completed performance periods, and with any performance criteria deemed satisfied at target levels).

(ii) If the Employee voluntarily resigns his employment without Good Reason, the Employee shall be bound by the Restrictive Covenants described in Section 6 (except as specifically provided in Section 6(e)(ii) with respect to Sabadell) for a period of 24 months from the Closing Date (or, if the Employment Term has been extended by the Employee pursuant to Section 5, 24 months from the date such extension commences). In exchange, if the Employee voluntarily resigns his employment without Good Reason prior to the second anniversary of the Closing Date, the Employee shall be entitled to receive the Retention Bonus on the payment schedule described in Section 3(a) (except as specifically provided in Section 3(a) with respect to Sabadell) (even if the Employee is no longer employed by the Bank) and he shall receive the Annual Bonus as described in Section 2(b) above, but only if the Annual Bonus is due and payable as of the resignation date. In the case of resignation without Good Reason pursuant to this subsection (b)(ii), the Employee shall forfeit any shares of restricted stock under the Sign-on Award and the Renewal Award which have not vested and the unvested long-term incentive awards described in Section 4(b) as of the date of resignation.

(iii) For purposes of this Section 7(b), "**Good Reason**" shall mean (1) the Bank breaches a material obligation under this Agreement or under any other agreement there may exist among the Employee and the Bank and such breach remains uncured for a period of 45 days following written notice describing the breach in reasonable detail; (2) there is a material change in Employee's duties and responsibilities under this Agreement or under any other agreement there may exist among the Employee and the Bank without Employee's prior written consent, including any demotion in title or material reduction in responsibility; (3) Employee ceases to report to the chief executive officer of the Bank (or, solely during the three-year period immediately following the Closing Date, or, in the event the Renewal Award has been made, solely during the five-year period immediately following the Closing Date, the chief executive officer of the Bank ceases to be the individual currently holding such position on the date hereof); (4) Employee's principal office location, where he is expected to conduct day-to-day business, is relocated by more than 45 miles from its initial location (it being understood that the Employee will travel regularly as part of the Employee's job); or (5) any requirement or directive of the Bank or of the Board, which would cause the Employee to violate any local, state, federal or international law, rule or regulation, including, but not limited to, the U.S.A. Patriot Act and the Bank Secrecy Act, continues rescinded for 45 or more days after the Employee has notified the Bank of the Employee's objection to the same, and, in reasonable detail, the basis thereof; provided, however, that for the Employee to be able to terminate his employment with the Bank on account of Good Reason he must provide written notice of the occurrence of the event constituting Good

Reason and his desire to terminate his employment with the Bank with Good Reason within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Bank must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Bank does not cure the event constituting Good Reason within such thirty (30) day period, the Employee's termination date shall be the day immediately following the end of such thirty (30) day period, unless the Bank provides for an earlier termination date. The Equity Documents between the Employee and the Bank shall be prepared or revised so that they are consistent with the terms of this Section 7.

(o) Restrictive Covenants Remain in Effect. The Restrictive Covenants described in Section 6 (except as specifically provided in Section 6(e)(ii) with respect to Sabadell) remain in full force and effect for the balance of the 36 months as long as the Employee remains employed by the Bank (or for such shorter or longer period as is provided for in Sections 5, 7(a) or (b) or (e) of this Agreement).

(p) Death. In the event of the Employee's death during the Employee's employment with the Bank (i) the Employee's estate shall be entitled to receive the amount of the Retention Bonus and Annual Bonus payable for 2017 and 2018 under Sections 3(a) and 2(b) above on the payment schedule set forth in such Sections 3(a) and 2(b), (ii) the Employee's estate shall be entitled to receive an amount equal to 200% of his Base Salary, paid as soon as practicable following the satisfaction of the condition set forth in Section 7(g), and (iii) if the Employee's death occurs during the Employment Term, all equity awards (including the unvested shares of restricted stock under the Sign-on Award under Section 3(b) and the Renewal Award (if made) under Section 5 and the unvested long-term incentive awards described in Section 4(b) granted during the Employment Term) shall immediately vest (without proration for any partially completed performance periods, and with any performance criteria deemed satisfied at target levels). The amount payable under (d)(ii) may, but need not, be paid from proceeds of a life insurance policy, the costs of which shall be paid by the Bank, and the Employee agrees to cooperate with the Bank in connection with, and consent to the placement of such a policy).

(q) Disability. If the Employee's employment is terminated by him or the Bank because he becomes disabled or incapacitated to the extent that he is unable to perform his essential job functions for a period of 90 days or longer, by reason of a medically determinable physical or mental impairment, as determined by a licensed medical doctor, (i) the Employee shall (x) be bound by the Restrictive Covenants described in Section 6 (except as specifically provided in Section 6(e)(ii) with respect to Sabadell) for a period of 24 months from the Closing Date (or, if the Employment Term has been extended by the Employee pursuant to Section 5, 24 months from the date such extension commences) and (y) in exchange, entitled to receive the amount of the Retention Bonus and Annual Bonus under Sections 3(a) and 2(b) above on the payment schedule set forth in Section 3(a) and 2(b) (even if the Employee is no longer employed by the Bank in 2017 or 2018),

and (ii) all equity awards (including the Employee's unvested shares of restricted stock under the Sign-on Award under Section 3(b) and the Renewal Award (if made) under Section 5 and the unvested long-term incentive awards described in Section 4(b) granted during the Employment Term) shall immediately vest (without proration for any partially completed performance periods, and with any performance criteria deemed satisfied at target levels).

(r) No Duplication of Severance Benefits. If the Employee's employment is terminated for any reason that triggers benefits under the Bank's Severance Pay Plan, the Employee shall be entitled to severance under the Severance Pay Plan and to the Retention Bonus, Annual Bonus and shares of restricted stock under the Sign-on Award and the Renewal Award to the extent described herein; however, the total amount paid to the Employee post-employment, combining payment under the Severance Pay Plan and payments owed under this Agreement shall not collectively exceed the amount of the payment provided in this Agreement.

(s) Severance Conditions. All payments and benefits provided for under this Section 7 shall (x) be subject to the Employee's (or the Employee's estate's) execution and delivery of a general release of claims in favor of the Bank, in form prescribed by the Bank on or prior to the 30th day following the termination date and the Employee's non-revocation of such release within the time period provided therein and continued compliance with the Restrictive Covenants and (y) other than as set forth in Sections 7(d) or 7(e), commence on the first payroll following the 60th day following the Employee's termination date (with payment in arrears from the termination date).

(t) Termination Under Law.

(i) If an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("**FDIA**") (12 U.S.C. 1818(e)(4) and (g)(1)) removes and/or permanently prohibits the Employee from participating in the conduct of the Bank's affairs, all obligations of the Bank under this Agreement shall terminate, as of the date of the order. No such order shall affect the vested rights of the parties.

(ii) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Section shall not affect the vested rights of the parties.

(iii) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by any applicable governmental agency ("**Commissioner**"), or its designee, at the time that the Federal Deposit Insurance Corporation ("**FDIC**") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) FDIA; or (ii) by the Commissioner, or its designee, at the time that the Commissioner, or its designee, approves a supervisory merger to resolve problems related

to operation of the Bank or when the Bank is determined by the Commissioner to be in an unsafe or unsound condition . Such action shall not affect any vested rights of the parties.

(u) Board/Committee Resignation. Upon termination of the Employee's employment from the Bank for any reason, the Employee agrees to resign, as of the date of such termination and to the extent applicable, from the board of directors (and any committees thereof) of any of the Bank and its affiliates.

(v) Equity. For the avoidance of doubt, upon a termination of the Employee's employment, except as expressly set forth herein, the Employee's rights with respect to the Employee's equity participation shall be governed by the Equity Documents.

At-Will Employment. The Employee understands and agrees that, except as may be expressly agreed to otherwise in writing by and between the Bank's President and Chief Executive Officer and the Employee, nothing in this Agreement creates a guarantee or contract of employment for a specific term or period of time, and that the Employee's employment is at-will, meaning that the Employee is free to resign at any time, and the Bank is free to discharge the Employee for any lawful reasons at any time.

Section 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended ("**Section 409A**") (including the Treasury Regulations and other published guidance relating thereto) so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A, yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee. Except as otherwise provided for death or disability, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as Employee has also undergone a separation from service (for purposes of Section 409A), at which time such nonqualified deferred compensation (calculated as of the date of Employee's termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee's ultimate separation from service. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee's effective date of termination, the Bank determines that Employee is a "**specified employee**" within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee's separation from service would be considered deferred compensation under Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the effective date of termination, or (ii) Employee's death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that

would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by both parties, except as herein otherwise specifically provided.

Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Florida shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

Severability/Reformation. If any term or provision of this Agreement is held to be invalid or unenforceable in any respect, the parties agree that they intend for any court or tribunal so construing this Agreement to reform, modify, expand, or limit such term or provision temporally, geographically, or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such term or provision that is not susceptible of such reformation shall be disregarded or severed so as to not affect any other term or provision hereof, and the remainder of this Agreement shall not be affected thereby and each such remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Waiver of Breach. The waiver by the Bank of any breach by the Employee of any particular provision of this Agreement shall not operate or be construed as a waiver of any prior, contemporaneous, or subsequent breach of the same or any other provision.

Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator sitting in Florida in accordance with the rules of the American Arbitration Association (**"AAA"**) then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Bank make seek judicial relief in the event of a breach of the terms of this Agreement in any court of competent jurisdiction. The Bank agrees that if the Employee submits a request for arbitration, the Employee's maximum out-of-pocket expenses for the arbitrator and administrative costs of the AAA will be $125.00, and the Bank will pay all of the remaining fees and administrative costs of the arbitrator and AAA. The Employee shall be responsible for any expenses and costs associated with his portion of the arbitration including, but not limited to, attorneys' fees, witness fees, deposition costs, travel expenses, copying costs and transcription fees.

Complete Agreement. Except for the other Agreements and Plans specifically referenced herein, this Agreement sets forth the entire agreement between the Bank and the Employee with respect to the subject matters covered herein and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this Agreement (including the Sabadell Employment Agreement and the Contratro de Trabajo de Alta Direccion among the Employee and Sabadell). To the extent the Employee is entitled to more favorable cash severance payments or vesting under any other change-in-control or severance

agreement or plan of the Bank from time to time, the corresponding payment or vesting under this Agreement shall be superseded by such other agreement or plan. The parties hereby agree that there are no extraneous agreements or understandings governing or concerning such subject matters, except as expressly referenced otherwise in this Agreement.

Survival and Successors and Assigns. The responsibilities and obligations of the parties to this Agreement as set forth in this Agreement, and the responsibilities and obligations which are to be performed following the termination of the employment relationship, shall survive the termination of the employment relationship between the Employee and the Bank, and shall survive any assignment or transfer of this Agreement to any successor entity by operation of law, consent or otherwise. All responsibilities and obligations of the Employee under this Agreement shall survive transfer or assignment of this Agreement from the Bank to any successor entity, regardless of whether the Employee consents to such assignment.

Withholding Taxes. The Bank may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Notices. Any notice or other communication required under this Agreement shall be in writing, shall be deemed to have been given and received when delivered in person, or if mailed, shall be deemed to have been given when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be deemed to have been received on the third business day thereafter, and shall be addressed as follows:

(a) If to the Bank, to: IBERIABANK, 601 Poydras Street, Suite 2075, New Orleans, Louisiana 70130, Attention: Robert B. Worley, Jr., Executive Vice President, General Counsel and Corporate Secretary

(b) If to the Employee, to the most recent address on the personnel records of the Bank.

Suspension of Employment. If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay the Employee all of the compensation withheld while its contract obligations were suspended, and (ii) reinstate any of its obligations which were suspended.

Limitation by Section 18(k) of the FDIA. Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and any regulations promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first herein above written.

IBERIABANK

By: ______________________
Daryl G. Byrd
IBERIABANK
President and Chief Executive Officer

____
Fernando Perez-Hickman